Exhibit 8.1
[Letterhead of Debevoise & Plimpton LLP]
July 15, 2008
The Governor and Company of the Bank of Ireland
Lower Baggot Street
Dublin 2, Ireland
Ladies and Gentlemen:
     We have acted as special United States tax counsel to The Governor and Company of the Bank of Ireland, a corporation organized under the laws of Ireland (the “Bank”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, by the Bank of Post-Effective Amendment No. 1 to Registration Statement No. 333-139194 on Form F-3 (together, the “Registration Statement”), including a prospectus, dated July 15, 2008 (the “Base Prospectus”), relating to the registration of an unspecified aggregate principal amount of, and the public offering, from time to time, of (a) senior debt securities of the Bank, to be issued pursuant to a Senior Indenture (the “Senior Indenture”), dated as of December 8, 2006, between the Bank and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, (b) dated subordinated debt securities of the Bank, to be issued pursuant to a Dated Subordinated Indenture (the “Dated Subordinated Indenture”), to be entered into between the Bank and The Bank of New York Mellon, as trustee, and (c) undated subordinated debt securities of the Bank, to be issued pursuant to an Undated Subordinated Indenture (the “Undated Subordinated Indenture” and, together with the Senior Indenture and the Dated Subordinated Indenture, the “Indentures”), to be entered into between the Bank and The Bank of New York Mellon, as trustee.
     In rendering this opinion, we have reviewed or participated in the preparation of the Registration Statement, including the Base Prospectus, and each of the Indentures (all of the foregoing, the “Transaction Documents”).
     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and its subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Bank and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Bank and its subsidiaries and others delivered to us and the representations and warranties contained in or made pursuant to the Transaction Documents and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) that the transactions described in or contemplated by the Transaction Documents have been or will be performed in accordance with the Transaction Documents and that the Transaction Documents accurately reflect the facts and circumstances of such transactions, (vi) the enforceability of the Transaction Documents and (vii) that the Notes executed are substantially identical to the form of note filed as Exhibit A or Exhibit B to each of the Indentures or filed as Exhibit 4.4 or Exhibit 4.5 to Post-Effective Amendment No. 1 to the Registration Statement.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Base Prospectus, the statements of law or legal conclusions in the discussion under the heading “Material United States Federal Income Tax Considerations” in the Base Prospectus, to the extent they constitute matters of United States federal income tax law, represent our opinion.
     Our opinion is based on the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is rendered only as of the date hereof, and could be altered or modified by changes in facts or circumstances, events, developments, changes in the documents reviewed by us, or changes in law, subsequent to the date hereof. We have not undertaken to advise you or any person with respect to any such change subsequent to the date hereof. We note that a supplement may include additional federal income tax considerations relating to the particular Note covered thereby.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Material United States Federal Income Tax Considerations” and under the heading “Legal Matters” in the Base Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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